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                                            *CONFIDENTIAL TREATMENT REQUESTED*

                           TRADEMARK LICENSE AGREEMENT


     AGREEMENT made this 9th day of April, 1997 between The Pillsbury Company, a Delaware corporation located in Minneapolis, Minnesota ("Pillsbury" or "Licensor") and American Crystal Sugar Company, a Minnesota corporation located in Moorhead, Minnesota ("Licensee").

                                    RECITALS

     A. Pillsbury is the owner of many well known trademarks which, as a consequence of the consumer acceptance and quality of the products on which such trademarks are used, as well as substantial sales and advertising over many years, have come to symbolize goodwill of significant value belonging exclusively to Pillsbury. Pillsbury desires to provide to Licensee a license, on terms satisfactory to Pillsbury, to use the PILLSBURY trademark (the "Mark") in the United States to identify sugar to be sold by Licensee.

     B. Licensee manufactures and sells various types of sugar in retail grocery stores and similar outlets and desires the right to use the mark to identify various types of sugar, and Pillsbury is willing to grant permission to do so on the terms and conditions hereinafter provided.

     In consideration of the premises and the mutual promises herein contained, the parties agree as follows:

1.    DEFINITIONS

     a. The "Term" of this Agreement is the period from the date set forth above (the "Effective Date") to *CONFIDENTIAL TREATMENT REQUESTED*.

     b. The "Mark" means the PILLSBURY trademark, together with the associated logos, trade dress and package appearance.

     c. The "Licensed Products" or "Products" mean Dark Brown Sugar, Light Brown Sugar, Powdered Sugar, Granulated Sugar, Superfine Sugar, and Cube Sugar.

     d. The "Territory" means the United States and its territories and possessions, and military installations.

     e. The "First License Year" shall mean the period beginning on the Effective Date until September 30, 1997. Thereafter, each License Year shall commence on October 1st and end on the following September 30th.

     f. "Associated Materials" means the labeling, packaging, advertising and promotional materials, including retail store signage and displays and other point of sale material, advertising and

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promotional copy and strategy, television commercials and all other material intended to be distributed to the trade or public on which the Mark is used or is intended to be used.

     g. "Gross Revenue Delivered" means the gross sales of Products without deductions for slotting fees, promotional/price allowances or other selling expenses or freight.

2.    LICENSE GRANT

     a. Subject to the terms and conditions herein, Pillsbury hereby grants to Licensee an exclusive license in the Territory to use the Mark on and in connection with the Licensed Products as defined above.

     b. Licensee shall have no right to the Mark or to make, use or sell any goods utilizing the Mark, or otherwise to deal in or with the Mark, other than as may be expressly granted in this Paragraph 2. Licensee shall have no right to make, use or sell any goods utilizing any reproduction, counterfeit, copy or colorable imitation of the Mark, or otherwise deal in or with such Mark.

     c. Nothing in this Agreement shall be construed to prevent Pillsbury from granting any other license or right to make, use or sell goods bearing the Mark, or from utilizing the Mark in any manner whatsoever, other than on goods constituting the Licensed Products sold in the Territory.

3.    QUALITY STANDARDS

     a. Licensee acknowledges Pillsbury's right to approve the quality, style and appearance of the Licensed Products and Associated Materials and any other materials used in connection therewith.

     b. Licensee agrees to manufacture the Licensed Products at Licensee-owned manufacturing facilities, or any other facility approved in advance by Pillsbury, which approval shall not be unreasonably withheld or delayed. Pillsbury shall be permitted to audit the manufacturing of the Licensed Products at such facilities. If, with Pillsbury's prior written approval, Licensee subcontracts the manufacture of the Licensed Products, Licensee shall ensure that such subcontractor both complies and is contractually obligated to comply with the provisions of Paragraph 3(e) below, provided, however, Licensee shall remain fully and primarily liable to Pillsbury under this Agreement for the performance of any such subcontractors.

     c. Upon execution hereof, Licensee shall submit to Pillsbury for Pillsbury's modification (if deemed necessary by Pillsbury) and approval, a Product Manual containing good manufacturing practices; plant quality control procedures; consumer and manufacturing complaint procedures; product recall and withdrawal procedures; audit and inspection procedures; and finished product ingredient specifications and shelf life for the Licensed Products. With respect to the Licensed Products, Licensee shall adhere to the practices, procedures, specifications and quality programs

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contained in the Product Manual as approved by Pillsbury.  Upon approval by
Pillsbury, the Product Manual shall be deemed incorporated in its entirety into this Agreement.

     d. Licensee shall comply with the methods of testing raw materials, ingredients and packaging materials, and finished Licensed Products in accordance with state and federal standards and in accordance with the Product Manual. No material alterations, modifications or other changes to the Licensed Products or Product Manual shall be made after their initial approval without further written approval of Pillsbury. Licensee shall maintain its manufacturing facilities and equipment in a clean and sanitary manner and in good working order. License shall conduct, at its own expense, certain tests of the Licensed Products pursuant to the quality standards set forth in the Product Manual and which test results shall, at Pillsbury's request, be delivered by Licensee to Pillsbury; provided, however, Licensee shall immediately advise Pillsbury of results that indicate material noncompliance with the Product Manual and upon instruction of Pillsbury immediately correct such defects.

     e. Licensee acknowledges and agrees that Pillsbury, or a mutually acceptable third party, may inspect, or cause to be inspected, on reasonable notice, and subject to the Confidentiality Agreement between the parties executed on December 12, 1996, the following: manufacturing, warehouse and distribution facilities, ingredients and raw materials, and finished and in-process Licensed Products, and Pillsbury may audit or cause to be audited Licensee's quality control and sanitation programs. After each inspection and audit, Pillsbury will submit reports to Licensee, instructing corrective action if the facility, program or condition does not meet the requirements set forth in Title 21 of the Code of Federal Regulations and Chapters 3 and 4 of the Federal Food Drug and Cosmetic Act, as amended, or does not comply with the Product Manual. Licensee agrees to implement the necessary corrective action within a reasonable time; provided, however, Licensee shall immediately suspend utilizing a manufacturing and/or warehouse facility, when in Pillsbury's reasonable judgment, a defect or condition is found that causes or may cause a material health or safety risk. Licensee shall, for as long as the health or safety risk is present, refrain from utilizing the affected facility to make the Products. If Licensee continues to utilize the affected facility to manufacture the Products, Pillsbury shall have the right to immediately terminate or suspend this Agreement. Should this Agreement be so terminated or suspended, Licensee shall have no cause of action against Pillsbury in connection with such termination or suspension, including but not limited to, any claim for damages or compensation for losses or expenses incurred, or for lost profits. Licensee agrees to incorporate provisions consistent herewith into any agreement with any third parties whom Licensee may employ to manufacture, distribute or store any Products or components of Products.

     f. Pillsbury has the unqualified right to withdraw its approval of any Products in the event that their quality ceases to materially conform with the specifications set forth in the Product Manual. Pillsbury has the unqualified right to withdraw its approval of any Associated Materials in the event that their quality ceases to materially conform with Pillsbury's standards for quality and for intellectual property protection.

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     g.   From time to time during the Term, Pillsbury may make any changes to the Product Manual or the standards of quality for Associated Materials. Licensee shall adhere to the so changed Product Manual and standards of quality for Associated Materials unless such changes render the manufacture or the affected Products impossible or commercially nonfeasible as measured by comparable branded products of Licensee.

     h. From time to time, at Pillsbury's request, Licensee shall submit to Pillsbury, a reasonable quantity of representative Products and Associated Materials.

     i. Licensee will submit to Pillsbury, for prior and prompt approval, samples of the Products prior to the first shipment date of the Products. Pillsbury shall make best efforts to approve or reject the Products within ten
(10) business days of receipt of the samples from Licensee. Pillsbury shall advise Licensee of the reason for the rejection of any Products. Licensee shall make changes to the rejected Products to the reasonable satisfaction of Pillsbury prior to their sale or distribution.

4.    PURE FOOD GUARANTEE, COMPLIANCE WITH LAWS AND INDEMNIFICATION

     a. Licensee guarantees that the Products produced by it shall not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as from time to time amended, and regulations promulgated thereunder, and are not articles which, under the provisions of Sections 404 and 505 of such federal act may not be introduced into interstate commerce and are not in violation of the provisions of the Food Additives Amendment of 1958.
This guarantee is in like terms extended and shall be applicable to any lawful state law or municipal ordinance in which the definitions of adulteration or misbranding are substantially the same as those in such federal act.

     b. Licensee warrants that the Products shall be manufactured, sold and distributed in accordance with all applicable federal, state and local laws, rules, regulations, and guidelines. The policy of sale, distribution and exploitation of the Products by Licensee shall be of a high standard and shall in no manner reflect adversely upon the good name of Pillsbury or any of its programs, products, properties, or the Mark.

5.    MARKETING AND ADVERTISING

     a. Licensee shall introduce the Products supported by an introductory marketing program mutually acceptable to Pillsbury and Licensee.

     b. Licensee shall submit to Pillsbury, for prior approval, all Associated Materials. Pillsbury shall make best efforts to indicate required changes and the reason therefor as soon as reasonably practicable, but in no event longer than ten (10) business days of receipt of Associated Materials from Licensee. Licensee shall amend or cause to be amended to the satisfaction of Pillsbury any Associated Materials.


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     c.   Licensee shall advise Pillsbury with respect to the compliance of
Associated Materials with all federal, state and local labeling laws, regulations, and guidelines known to Licensee. In the event any Associated Materials fail to comply with any applicable labeling law, regulations or guideline, Licensee undertakes to hold Pillsbury harmless from any and all damages they may suffer as a result of failure to comply with such laws, regulations, and guidelines.

     d. The parties agree that the Products will be branded as PILLSBURY products. Licensee shall also utilize on all Product packaging a marking legend that read: PILLSBURY is a [registered, when and if applicable] trademark of The Pillsbury Company. Used under license.

     e. Licensee shall forward quarterly summaries of all consumer complaints about the Products to Pillsbury; provided, however, Licensee immediately shall forward to Pillsbury all consumer complaints about the Products, which complaints may materially affect the reputation or business of Pillsbury. Pillsbury and Licensee shall confer as to how to respond to such complaints. Pillsbury and Licensee shall each have the right to respond to all consumer complaints or inquiries concerning the Licensed Products.

6.    GOODWILL

     Licensee recognizes the significant value of the goodwill associated with the Mark and acknowledges that the Mark and all rights therein and goodwill pertaining thereto belong exclusively to Pillsbury, and that the Mark has and will continue to have a secondary meaning in the mind of the public to signify Pillsbury. Accordingly, License shall not do or permit to be done any act or thing or permit any Products to enter the stream of commerce or to be sold or distributed, that could reasonably be anticipated to impair the goodwill or other rights of Pillsbury and the Mark or that could reasonably be anticipated to otherwise prejudice, tarnish or damage the reputation of the Mark, Pillsbury, or the sale of Pillsbury's products.

7.    PILLSBURY'S TITLE AND PROTECTION

     a. Licensee acknowledges Pillsbury's title to the Mark and agrees that it shall not at any time do or cause to be done any act or thing or undertake any action any where that in any manner might infringe, or impair the validity, scope, or title of Pillsbury in the Mark. It is understood that Licensee or any affiliate of Licensee shall not acquire and shall not claim any title to the Mark adverse to Pillsbury by virtue of this Agreement the parties intending all utilization of the Mark by Licensee shall at all times inure to the exclusive benefit of Pillsbury.

     b. Licensee agrees that, without the further written authorization of Pillsbury, it will not use the name of Pillsbury or any reproduction, counterfeit, copy or colorable imitation thereof, as a trading designation or in any other way, except to indicate, pursuant to Paragraph 5(d) herein above, that Licensee is authorized by Pillsbury to use the Mark in respect of the Products.


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     c.   Licensee shall notify Pillsbury in writing of any infringement and any reproduction, counterfeit copy or colorable imitation by others of the Mark that may come to Licensee's attention, and Pillsbury shall have the sole and exclusive right to determine whether or not any action shall be taken on account of any such infringement, reproduction, counterfeit copy or imitation.
Pillsbury shall control any and all infringement and unfair competition actions and it shall have the sole and exclusive right to commence or prosecute any claims or suits with respect to the Mark in its own name or jointly in the name of Pillsbury and Licensee at Pillsbury's expense.

     d. Pillsbury and Licensee shall cooperate in the defense of any third party claim based upon infringement of a third party's trademark rights to the extent such claim asserts that performance under this Agreement violates that third party's rights. Pillsbury and Licensee shall cooperate in the prosecution of any claim based upon infringement of the trademark rights of Pillsbury or Licensee.

8.    INDEMNIFICATION

     a. Except as otherwise provided in Paragraph 8(c) below, Licensee hereby agrees to indemnify and hold harmless and release and forever discharge Pillsbury and each of its agents, officers, directors, and employees from any and all claims, demands, damages, judgments, costs and expenses, including reasonable attorneys' fees, that may be claimed, asserted or rendered against Pillsbury, or any or all of the above mentioned persons or their successors, arising from: (i) any actual or alleged injury, damage, death or other occurrence to any person or property arising or resulting directly or indirectly out of the distribution and sale, or the possession, use or consumption of the Products manufactured, sold or supplied by Licensee at any time; (ii) any actual or alleged patent, copyright, false advertising or, subject to Paragraph 8(c) below, trademark infringement or unfair competition, arising from the formulation, manufacture, packaging, distribution, promotion, exploitation or sale of the Products, or (iii) the failure of Licensee to fulfill any of its obligations under this Agreement. Any consents, approvals, inspections, reviews or similar actions undertaken or not undertaken by Pillsbury pursuant to Paragraphs 2, 3 or 5 shall not waive, reduce or otherwise affect or diminish any rights of Pillsbury to indemnification under this Agreement. For purposes of Paragraph 8, "Pillsbury" shall mean The Pillsbury Company and its subsidiaries and affiliated companies, and each of their respective agents, officers, directors, and employees.

     b. Except as may be provided in Paragraph 8(c) below, Pillsbury and each of their agents, officers, directors, and employees will not be responsible, in any way, to any party whatsoever, with respect to any warranties, negligence, defects, or other obligations, however any of the foregoing might arise, with respect to the formulation, manufacture, packaging, distribution, promotion, exploitation, or sale of the Products.

     c. Pillsbury agrees to indemnify and hold harmless Licensee and its officers, directors, and employees from any and all claims, demands, damages, costs and expenses, including reasonable attorneys' fees, that may be claimed or asserted against Licensee, or any or all of the above-mentioned persons or their successors, on account of any actual or alleged trademark infringement

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arising out of the use of the Mark by Licensee pursuant to this Agreement.
Pillsbury reserves the right to defend itself against any such trademark infringement suit and Licensee shall assist Pillsbury in the defense of any such suit as Pillsbury may reasonably request.

     d. In the event of any claim, action or proceeding for which a person is entitled to indemnity hereunder, the person seeking indemnity (the "Claimant") shall promptly notify the other party (the "Indemnitor") of such matter in writing. The Indemnitor shall then promptly assume primary responsibility for and shall have primary control of such matter, including settlement negotiations and the institution and defense of any legal proceedings, provided the Claimant shall retain the right to be represented, at its expense, by separate counsel. Subject o the foregoing, the Claimant shall otherwise fully cooperate in the Indemnitor's handling and defense of any such claims, action or proceeding.

     e. In the event of a challenge or protest by the Federal Trade Commission, the Food and Drug Administration, any state attorney general or any other regulatory body alleging false or misleading advertising and/or labeling provisions and/or adulterated or misbranded product, the Indemnified Party shall (to the extent permitted by law or such governmental agency) have the right to participate in any settlement proceedings related thereto and to be consulted by the Indemnifying Party regarding such settlement, and the Indemnifying Party shall not, without the prior consent of the Indemnified Party: (i) settle or compromise any such challenge or protest or (ii) release to the public any settlement or other statement of the terms under which such challenge or protest has been settled or compromised.

9.    INSURANCE

     a. Licensee shall obtain, and at its own cost and expense, *CONFIDENTIAL TREATMENT REQUESTED* umbrella comprehensive general liability insurance, including product liability coverage, and *CONFIDENTIAL TREATMENT REQUESTED* advertiser's liability coverage, protecting Pillsbury against any claim or suits arising in any fashion from the consumption, manufacture, distribution, advertising, promotion or sale of the Products. Licensee shall submit to Pillsbury certificates of insurance with a thirty (30) day prior written notice of cancellation provision, with The Pillsbury Company and its subsidiaries and affiliated companies, and each of their respective agents, officers, directors and employees named as additional insured parties, as evidence of such insurance coverage. Within ten (10) days following execution of this Agreement, Licensee shall submit to Pillsbury a binder as evidence of insurance coverage set forth above with certificates of insurance subsequently submitted to Pillsbury within thirty (30) days following execution of this Agreement. Licensee shall keep policies in force during the term of this Agreement and for at least one year thereafter, and, upon request by Pillsbury, submit to Pillsbury evidence of renewal prior to the expiration of the original terms of insurance and each renewal term thereafter.

     b. It is understood and agreed that if Licensee fails to obtain or maintain such comprehensive general liability insurance and advertiser's liability coverage, pursuant to the requirements of Paragraph 9(a) above, Pillsbury may immediately terminate this Agreement forthwith


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by serving notice of such termination on Licensee; provided, however,
Licensee may avoid termination by complying with Paragraph 9(a) above within thirty (30) days after being given notice of termination. Should this Agreement be so terminated, Licensee shall have no cause of action against Pillsbury in connection with such termination including but not limited to any claim for damages or compensation for losses or expenses incurred, or for lost profits.

10.  PAYMENTS AND EARNED ROYALTIES

     a. Earned Royalties. In consideration of the license granted by Pillsbury to Licensee pursuant to this Agreement, Licensee agrees to pay Pillsbury a royalty of *CONFIDENTIAL TREATMENT REQUESTED* of Gross Revenue Delivered.

     b. Royalties shall be paid within forty-five (45) days after the close of each quarter of the License Year or other license period, and at the end of the License Year or other license period, during the Term and any renewal period of this Agreement and shall be accompanied by an earned royalty statement.
Licensee shall submit the earned royalty statement to Pillsbury within thirty
(30) days after the end of each calendar quarter during the Term of this Agreement whether or not royalties are due in that particular quarter. In case of delay in payment by Licensee to Pillsbury, interest at the rate of eight percent (8%) per annum, assessed as from the first day following the close of such License Year quarter, shall be due Pillsbury without special notice.

     c. Licensee shall make payment of all monies due Pillsbury under this Agreement to Pillsbury until such time as Pillsbury shall notify Licensee otherwise.

11.  REPORTS AND RECORDS

     a. Licensee shall keep at its principal place of business accurate and complete records of all matters pertaining to its obligations under this Agreement. Pillsbury, or its authorized representative, shall have the right to audit such records pertaining to the computation of royalties pursuant to Paragraph 10 herein above.

     b. Licensee shall maintain records to verify accuracy of the computation of royalty payments for a period of two (2) years after such payments. Pillsbury, or its authorized representative, shall have the right to audit such records for the period of two years after such payments. This Paragraph 11(b) shall survive the termination of this Agreement.

     c. Licensee shall pay Pillsbury's audit costs under this Paragraph in the event the audit discloses a discrepancy between royalties due Pillsbury and royalties actually paid to Pillsbury of greater than five percent (5%).


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12.  TERM AND TERMINATION

     a. This Agreement shall be effective as of the Effective Date and shall continue for the Term, unless sooner terminated or extended as set forth herein below.

     b. (i) Subject to subparagraph 12(b)(ii), this Agreement may be renewed only upon mutual written agreement of the parties. If either party desires to explore a possible renewal of this Agreement, such party shall notify the other party of its intention no later than ninety (90) days prior to the date of expiration of this Agreement. Notwithstanding the foregoing sentence, nothing contained herein shall obligate either party to renew this Agreement; provided, however, that if Pillsbury shall at any time refuse to renew this Agreement without cause, Pillsbury agrees that it will not, directly or through any third party, sell Licensed Products in the Territory under the Mark for a period of one (1) year from the termination or expiration of this Agreement. For purposes of this provision, "cause" shall mean any default of Licensee under subparagraphs 12(c), 3(e), 9(b) of this Agreement, which default has not been cured in accordance with the terms of this Agreement.

          (ii) This Agreement may be renewed by Licensee for *CONFIDENTIAL TREATMENT REQUESTED* additional periods of *CONFIDENTIAL TREATMENT REQUESTED* years each, upon written notice to Pillsbury of its intention to renew no later than ninety (90) days prior to the date of expiration of this Agreement or the then current renewal term, provided however, that the written notification must contain mutually acceptable documentation that the gross revenue for the year ending in 90 days or more will exceed *CONFIDENTIAL TREATMENT REQUESTED*. If the projected gross revenue is *CONFIDENTIAL TREATMENT REQUESTED* or less, the parties may agree to renew this Agreement, or either party may notify the other that it does not intend to renew this Agreement specifically because this standard has not been achieved. It is agreed that nonrenewal of the Agreement under this provision shall not constitute "cause" for nonrenewal (as described in subparagraph b(i) above).

     c.   If any of the following defaults shall have happened:

          (i) If Licensee fails to make any required payment for a period beyond thirty (30) days from the date such payment was due, or fails to pay with interest any amount due within three (3) business days after notice of default; or

          (ii) If Licensee fails to obtain or maintain insurance coverage, pursuant to the requirements of Paragraph 9, and such default is not remedied within thirty (30) days after being given written notice; or

          (iii) In the event of an actual or attempted assignment or sublicense hereof by Licensee, or in the event Licensee delegates its duties hereunder or subcontracts a substantial


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     portion of the manufacture of any Product without Pillsbury's prior written consent in each instance; or

          (iv) If Licensee fails to have affixed on any Product any notice required by Pillsbury or as required by applicable law, regulation, or guideline, or utilizes Associated Materials previously rejected by Pillsbury, and such default is not cured within thirty (30) days after being given written notice, or, if such default is of such a nature as cannot be remedied within thirty (30) days, if Licensee has not in good faith taken reasonable and appropriate measures to remedy such default within thirty (30) days after being given written notice; or

          (v) If food pathogens are found in the Product or use or exposure of the Product poses a reasonable probability of causing adverse health consequences; or

          (vi) If the Product is adulterated other than within the meaning subparagraph 12(c)(v) above, and such default is not cured within thirty
     (30) days after being given written notice; or

          (viii) If Licensee has substituted, altered or omitted any ingredient, component, process or procedure called for by the Product Manual for a Product, or Licensee has materially altered the taste, texture, nature or in other respects the quality of a Product without Pillsbury's prior written consent given pursuant to Paragraph 3 above, and such default is not remedied within thirty (30) days after being given written notice; or

          (viii) If Licensee defaults in the performance of any of the other terms, conditions or provisions of this Agreement in such a manner as to materially affect the rights of Pillsbury hereunder or the validity or enforceability of a Mark, and such default is not remedied within thirty
     (30) days after being given written notice, or, if such default is of such a nature as cannot be remedied within thirty (30) days, if Licensee has not in good faith taken reasonable and appropriate measures to remedy such default within thirty (30) days after being given written notice; or

          (ix) If Pillsbury defaults in the performance of any of the terms, conditions, or provisions in this Agreement, and such default is not remedied within thirty (30) days after being given written notice, or, if such default is of such a nature as cannot be remedied within thirty (30) days, if Pillsbury has not in good faith taken reasonable and appropriate measures to remedy such default within thirty (30) days after written notice; or

          (x) If the parties cannot agree on an introductory marketing program pursuant to paragraph 5(a);

then the non-defaulting may, if it so elects, terminate this Agreement forthwith by serving written notice of such termination to the defaulting party. Upon such termination, or upon termination pursuant to Paragraph 3(e) or 9(b):

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          (1)  All accrued earned royalties that are then unpaid, if any, shall immediately become due and payable and shall be paid by Licensee to Pillsbury; and

          (2) All rights granted to Licensee hereunder shall forthwith revert to Pillsbury, and Licensee shall immediately refrain from further use of the Mark and any reference thereto, direct or indirect.

     d. If Licensee files a petition of bankruptcy or an order for relief under the Bankruptcy Code or other insolvency law is entered against Licensee or if Licensee is adjudicated as bankrupt, or if a petition in bankruptcy is filed against Licensee, or if it becomes insolvent or makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy or insolvency law, or if Licensee discontinues its business, or suspends active operations or any substantial part thereof for a period in excess of five (5) consecutive business days, or if a receiver is appointed for it or its business, the license hereby granted shall automatically terminate forthwith without any notice whatsoever being necessary. Should this Agreement be so terminated, Licensee, its administrators, successors, or assigns shall have no right to sell, exploit or in any way deal with or in any Products covered by this Agreement or any written or printed or tangible matter bearing the Mark, except with and under the special consent and instructions in writing of Pillsbury.

     e. Termination of the license granted herein under the provisions of this Paragraph 12 shall be without prejudice to any rights that Pillsbury may otherwise have against Licensee. The right of termination herein shall not be exclusive, and the exercise or non-exercise thereof shall not preclude the exercise by the non-defaulting party of any other right or remedy that it may have by law against the defaulting party.

     f. Upon termination of this Agreement Licensee shall comply with all the terms set forth in this Agreement covering obligations of Licensee upon termination.

     g. Except as provided in Paragraph 13(b) below, upon the termination of this Agreement, Licensee shall immediately cease the manufacture, distribution and sale of the Products and all unpaid amounts due Pillsbury shall become immediately due and payable.

13.  INVENTORY UPON TERMINATION

     a. Ten (10) days after a notice of termination is given or the happening of an event that automatically terminates this Agreement where no notice is required, Licensee shall furnish to Pillsbury an audited statement certified by the president or chief financial officer of Licensee to be true and correct showing the number and description of Products on hand, held for Licensee in inventory or otherwise, or in process.

     b. After termination of this Agreement, except as otherwise provided in this Agreement and except in the event of termination pursuant to Paragraph 3(c) or 9(b) or 12(b) or subparagraph (ii), (iii), (v), (vi), (vii) or (viii) of Paragraph 12(c), Licensee shall have the right to deplete existing

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

inventories of Products bearing the Mark for a period not to exceed three (3) months following the date of expiration or termination; provided, however, Licensee shall remove Product beyond its shelf life from store shelves and Licensee shall fully perform all of its obligations required under this Agreement as if it had not expired or terminated. Thereafter, the remaining such Products shall be destroyed and a sworn certificate of destruction shall be furnished by Licensee to Pillsbury in a form acceptable to Pillsbury and executed by the chief operating officer or chief financial officer of Licensee. In the event of termination pursuant to Paragraph 3(e) or 9(b) or subparagraph (ii), (iii), (v), (vi), (vii) of Paragraph 12(c), Pillsbury may, in its sole discretion, permit Licensee to deplete inventories under safeguards and conditions Pillsbury shall prescribe.

14.  EFFECT OF TERMINATION

     a. Upon termination of this Agreement, all rights granted to Licensee hereunder shall forthwith revert to Pillsbury, and Licensee shall stop all further use of the Mark or any further reference to it, direct or indirect, or any reproduction, counterfeit, copy or colorable imitation thereof, in connection with the manufacture, sale or distribution of Licensee's goods or other items of tangible or intangible property except as provided in Paragraph 13 above.

     b. Licensee acknowledges that its manufacture, sale or distribution of the Products, or any other goods bearing the Mark, after termination of this Agreement, except as provided in Paragraph 13 above, shall result in immediate and irreparable damage to which there is no remedy in law, to Pillsbury and to the rights of any subsequent licensee. Licensee acknowledges and admits that there is no adequate remedy of law for its failure to cease such activities and that, in such event, Pillsbury shall be entitled to relief by way of such temporary and permanent injunctive relief as a court may deem just and proper.

     c. Licensee shall not be able to claim from Pillsbury any damages or compensation for losses or expenses incurred or for loss of profits arising in any fashion from Pillsbury's proper and lawful termination of this Agreement.

     d. Termination of this Agreement for any reason shall not affect those obligations that have theretofore accrued or that, from the context hereof, are intended to survive termination of this Agreement.

15.  FORCE MAJEURE

     Neither party shall be considered to be in default in respect to any obligation under this Agreement, other than the obligation of a party to make payment of amounts due to other party under or pursuant to this Agreement, if failure of performance shall be due to force majeure. If either party is affected by a force majeure event, such party shall, within ten (10) days of its occurrence, give notice to the other party stating the nature of the event is anticipated duration and any action being taken to avoid and minimize its affect. The suspension of performance shall be of no greater scope and no longer duration than is required and the non-performing party shall use its best efforts to


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

remedy its inability to perform. The obligation to pay money in a timely manner is absolute and shall not be subject to the force majeure provisions, other than rules and regulations, incidents to bankruptcy or insolvency proceedings of a party.

16.  LICENSEE'S REPRESENTATIONS

     In addition to all of the agreements, promises, guarantees, covenants, warranties and obligations herein contained, Licensee represents and warrants to Pillsbury that it is a corporation organized and validly existing under the laws of the state of its incorporation with full power and authority to execute, deliver and fully perform the terms and conditions hereof, and that it is under no restriction or prohibition limiting its ability or right to execute, deliver and fully perform its obligations hereunder.

17.  DISCLAIMER OF WARRANTIES AND REPRESENTATIVES BY PILLSBURY

     Pillsbury makes no warranty or representation whatsoever, express or implied, as to the amount of gross sales, gross revenue delivered, profits or volume that Licensee will derive from or may expect with respect to the Licensed Products.

18.  NOTICES

     Any notice or report sent pursuant to any provision of this Agreement shall be sent and shall be deemed given four (4) days after being sent by certified mail, return receipt requested, or will be deemed given when delivered in person or by facsimile transmission if confirmation copy is received by overnight courier on the following day, to the following addresses or such other addresses as shall be hereafter notified:

If to Pillsbury:         The Pillsbury Company
                         200 South Sixth Street M.S. 4025
                         Minneapolis, MN 55402
                         Fax: 612-330-5371
                         Attn: Steve Brown

If to Licensee:          American Crystal Sugar Company
                         101 North 3rd Street
                         Moorhead, MN 56560-1990
                         Fax: (218) 236-4422
                         Attn: Daniel McCarty

19.  PARAGRAPH ORDER AND HEADINGS

     The paragraph order and headings are for convenience only and shall not be deemed to affect in any way the language, obligations or the provisions to which they refer.


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

20.  APPLICABLE LAW

     This Agreement shall be construed in accordance with the laws of the State of Minnesota.

21.  NO JOINT VENTURE

     Nothing herein contained shall be construed to place the parties in the relationship of principal and agent, partners or joint venture, and Licensee shall have no power to obligate or bind Pillsbury in any manner whatsoever.

22.  ASSIGNMENT OR SUBLICENSE

     This Agreement and all benefits, rights and duties hereunder are personal to Licensee and shall not, without the prior written consent of Pillsbury in each instance, be assigned, delegated, made subject to a security interest, sublicensed, or otherwise encumbered by Licensee or by operation of law. Pillsbury may assign this Agreement and the benefits hereof, upon written notice to Licensee. For purposes of this Agreement, the term "assign" shall be deemed to include all transfers of control, whether accomplished by means of a transfer of stock, voting trust, or otherwise to any person or entity not in control immediately prior to such transfer, or transfers effected by corporate merger, consolidation, reorganization or other means.

23.  WAIVER

     The failure of any party hereto to enforce any provision of this Agreement, or any right with respect thereto, or failure to exercise any election provided for herein, shall in no way be considered a waiver of such provision, right, or election, or in any way affect the validity of this Agreement. The failure of any party hereto to enforce any provision, right or election shall not prejudice such party from later enforcing or exercising that provision, right, or election which it has under this Agreement.

24.  SEVERABILITY

     In the event that any provision of this Agreement or any part thereof is held by a court to be invalid, the remainder of this Agreement shall be binding on the parties and construed as if the invalid provisions or parts thereof have been deleted from this Agreement.

25.  ENTIRE AGREEMENT

     This Agreement and the Exhibits (which are hereby incorporated and made a part hereof) sets forth the entire understanding of the parties in respect of the subject matter hereof, and it may be amended or modified only in writing executed by each party hereto.

26.  CONFIDENTIALITY


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

     Each party to this Agreement shall maintain the terms of this Agreement in confidence and shall not disclose the terms to any person except only to the extent necessary to that party's employees as shall be required to implement the Agreement. Neither party shall issue a public statement concerning or announcing this agreement without the written consent of the other party.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                   THE PILLSBURY COMPANY


Date:                              By: /s/ Steven L. Brown

                                   Name: Steven L. Brown

                                   Title: Vice President
                                          4/10/97


                                   AMERICAN CRYSTAL SUGAR COMPANY


Date:                              By: /s/ Daniel J. McCarty

                                   Name: Daniel J. McCarty

                                   Title: CEO


United Sugars Corporation, a Minnesota cooperative association located in Bloomington, Minnesota, agrees to comply with and be bound by the terms of this Agreement in connection with its distribution of Licensed Products.

                                   UNITED SUGARS CORPORATION


Date:                              By: /s/ Robert G. Atwood

                                   Name: Robert G. Atwood

                                   Title: President


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